Exhibit 99.1

FOR IMMEDIATE RELEASE

March 30, 2016

FIRST BUSEY CORPORATION AND PULASKI FINANCIAL CORP. ANNOUNCE SHAREHOLDER APPROVAL FOR MERGER

Champaign, IL and St. Louis, MO — First Busey Corporation (“Busey”) (NASDAQ: BUSE), the holding company for Busey Bank, and Pulaski Financial Corp. (“Pulaski”) (NASDAQ: PULB), the holding company for Pulaski Bank, National Association (“Pulaski Bank”), announced today that each company’s shareholders voted in favor of the merger between the two companies.  On December 3, 2015, First Busey entered into an Agreement and Plan of Merger with Pulaski, pursuant to which Pulaski will merge into First Busey, with First Busey as the surviving corporation.

As previously announced, First Busey has received approval of the merger from the Board of Governors of the Federal Reserve System.  Completion of the merger is expected in the second quarter of 2016, subject to customary closing conditions.  The merger of the two bank subsidiaries — Pulaski Bank with and into Busey Bank, with Busey Bank as the surviving bank — is expected in the fourth quarter of 2016, subject to regulatory approval.

Busey Corporate Profile

First Busey Corporation (Nasdaq: BUSE) is a $4.0 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and six banking centers serving southwest Florida. Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida. Busey Bank had total assets of $4.0 billion as of December 31, 2015.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 27 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.

Busey Wealth Management, Inc. is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of December 31, 2015, Busey Wealth Management’s assets under care were approximately $5.1 billion.

For more information about Busey, visit www.busey.com.

Pulaski Corporate Profile

Pulaski Financial Corp., operating in its 93rd year through its subsidiary, Pulaski Bank, National Association, offers a full line of quality retail and commercial banking products through 13 full-service branch offices in the St. Louis metropolitan area. The Bank also offers mortgage loan products through loan production offices in the St. Louis, Kansas City, Chicago, and Omaha-Council Bluffs metropolitan areas, mid-Missouri, southwestern Missouri, eastern Kansas, and Lincoln, Nebraska. The Company’s website can be accessed at www.pulaskibank.com.

Special Note Concerning Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Busey and Pulaski.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s and Pulaski’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and neither Busey nor Pulaski undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of Busey and Pulaski to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the possibility that any of the anticipated benefits of the proposed transaction between Busey and Pulaski will not be realized or will not be realized within the expected time period; (ii) the risk that integration of operations of Pulaski with those of Busey will be materially delayed or will be more costly or difficult than expected; (iii) the failure to satisfy conditions to completion of the proposed transaction; (iv) the failure of the proposed transaction to close for any other reason;  (v) the effect of the announcement of the transaction on customer relationships and operating results;  (vi) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (vii) the strength of the local and national economy; (viii) changes in state and federal laws, regulations and governmental policies concerning Busey’s and Pulaski’s general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (ix) changes in interest rates and prepayment rates of Busey’s and Pulaski’s assets; (x) increased competition in the financial services sector and the inability to attract new customers; (xi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) unexpected results of acquisitions, including the acquisition of Pulaski; (xv) outcomes of existing or new litigation involving Busey or Pulaski; (xvi) the economic impact of any future terrorist threats or attacks; (xvii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xviii) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Busey and Pulaski and their business, including additional factors that could materially affect Busey’s and Pulaski’s financial results, are included in Busey’s and Pulaski’s filings with the Securities and Exchange Commission.

CONTACTS:

Robin Elliott, CFO	Paul Milano, CFO
First Busey Corporation	Pulaski Financial Corp.
(217) 365-4500	(314) 317-5046
robin.elliott@busey.com	pmilano@pulaskibank.com

###